Exhibit 23.2

KPMG LLP

The Board of Directors

Diageo plc:

We consent to the incorporation by reference in the registration statements listed below of Diageo plc of our report dated 30 July 2014, except as to Notes 2, 3(d), 10(b) and 10(d), which are as of 16 March 2015, with respect to the consolidated balance sheet of Diageo plc as of 30 June 2014, and the related consolidated income statement, consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for the year then ended, which report appears in this Report on Form 6-K of Diageo plc dated 16 March 2015.

Registration statements on Form F-3 (File No. 333-110804, 333-132732, 333-153488 and 333-179426)

Registration statements on Form S-8 (File Nos. 333-169934, 333-162490, 333-153481, 333-154338 and 333-182315)

/s/ KPMG LLP
KPMG LLP
London, England
16 March 2015